Exhibit 99.1

Contacts:

Michael Earley                                         Al Palombo
Metropolitan Health Networks                           Cameron Associates
Chairman & Chief Executive Officer                     Investor Relations
(561) 805-8500                                         (212) 245-8800 Ext. 209
mearley@metcare.com                                    al@cameronassoc.com


  METROPOLITAN HEALTH NETWORKS ANNOUNCES DELAY IN FILING ANNUAL REPORT FOR 2006


  Changes in CMS Guidelines Delays Receipt of Financial Information From Humana


WEST PALM BEACH, FL, March 14, 2007 - Metropolitan Health Networks, Inc. (AMEX:MDF) a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, announced today that it will delay filing its financial results on Form 10-K for the year ended December 31, 2006.

The additional time is required to finalize accounting for certain aspects of the company's business with Humana related to the new Medicare Part D program. In late February 2007, the Centers for Medicare and Medicaid Services ("CMS") revised certain risk corridor calculation formulas utilized in determining the 2006 Part D reconciliation between health plans and CMS. The need to recalculate certain information has delayed our receipt of certain information from Humana necessary to complete our accounting for 2006. As a result, the Company intends to file a notification of late filing under Rule 12b-25 and report its 2006 results later this month.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may", "will", "to", "plan", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals or senior level executives; (v) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; (vi) our ability to successfully operate a healthcare management organization otherwise known as an HMO; and, (vii) our ability to successfully recruit and maintain sales people to assist in capturing increased market share in our existing target markets or in future markets where we may initiate operations. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as amended on Form 10-Q/A, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as amended on Form 10-Q/A, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.